UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 30, 2018

FOUNDATION BUILDING MATERIALS, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-38009	81-4259606
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2741 Walnut Avenue, Suite 200, Tustin, California	92780
(Address of Principal Executive Offices)	(Zip Code)

(714) 380-3127
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On July 30, 2018, Foundation Building Materials, Inc. (the “Company”) submitted a conditional redemption notice (the "Redemption Notice") to the trustee and the holders of its outstanding 8.25% Senior Secured Notes due 2021 (the “Notes”) seeking to redeem all of the outstanding Notes on August 15, 2018, conditioned on the prior completion of a new $450.0 million term loan credit facility and ABL Credit Facility (together, the “New Credit Facility”).  If the New Credit Facility has not been completed by August 15, 2018, the Company may delay the redemption until the condition is satisfied. The redemption date will be the date on which the Notes are redeemed, and is anticipated to be August 15, 2018 (the “Redemption Date”).

The redemption of the Notes will be considered an extinguishment of debt for accounting purposes and any related unamortized deferred financing costs are expected to be expensed in the third quarter of 2018. The redemption price of the Notes is equal to 100.0% of the principal amount thereof, plus an applicable premium and accrued and unpaid interest, if any, up to, but excluding, the Redemption Date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUNDATION BUILDING MATERIALS, INC.

Date: July 31, 2018	By:	/s / Richard Tilley
	Name:	Richard Tilley
	Title:	Vice President, General Counsel and Secretary